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SALES AGREEMENT

        THIS AGREEMENT, made this 1st day of January, 2002, by and between REILLY INDUSTRIES, INC., a corporation duly organized under the laws of the State of Indiana and having its principal place of business at 300 North Meridian Street, Suite 1500, Indianapolis, IN 46204 (hereinafter "Seller"), and KMG-BERNUTH, INC, a corporation duly organized under the laws of Delaware, and having its principal place of business at 10611 Harwin, Suite 402, Houston, TX 77036 (hereinafter "Purchaser").

RECITALS

        WHEREAS, Seller is engaged in the business of producing the Products (hereinafter defined) at one or more locations and Purchaser is engaged in the business of selling the Products; and

        WHEREAS, Seller desires to sell and Purchaser desires to purchase the Products;

        NOW THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, the parties agree as follows:

ARTICLE 1
DEFINITIONS

        For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1 unless the context otherwise requires:

        1.1  Product(s). "Product(s)" shall mean the coal tar derived creosote products described in Schedule 1 hereto.

        1.2  Term. "Term" shall have the meaning set forth in Section 9.1 of this Agreement.

ARTICLE 2
PRODUCTS QUANTITY

        2.1  Quantity. Seller agrees to sell, and Purchaser agrees to purchase, the quantity of Products determined under Schedule 2 hereto.

        2.2  Products Specifications. All Products sold pursuant to this Agreement shall satisfy the specifications set forth on Schedule 1, attached.

[*** = Material omitted subject to a request for confidential treatment.]

ARTICLE 3
PRICE AND PAYMENT

        3.1  Price. Purchaser shall pay the price determined under Schedule 2 for Products purchased under this Agreement. Quantities sold shall be based on Seller's net weights, unless proven to be in error, with P2 density assumed to be 9.15 lb/gal and P1 density assumed to be 9.0 lb/gal.

        3.2  Payment. Payment shall be due net thirty (30) days from the date of invoice for Products delivered hereunder. Interest shall be due on all unpaid balances after 35 days from date of invoice, at the rate of 1% per month.

ARTICLE 4
PURCHASE ORDERS AND DELIVERY

        4.1  Purchase Orders. Purchaser shall submit purchase orders for Products to Seller in writing or by another agreed means which shall set forth at a minimum, the quantity ordered, the requested delivery location, and the shipping instruction and invoice address. All quantities in purchase orders shall be for immediate shipment unless otherwise provided in the purchase order.

        4.2  Delivery. All Products sold under this Agreement will be sold FOB the delivery location(s) as determined under Schedule 2. Upon delivery of Products at the delivery location risk of loss and title to Products shall pass to Purchaser.

        4.3  Production Forecasts. At least twenty (20) days prior to the end of each calendar quarter during the Term (March 31, June 30, September 30 and December 31), Seller agrees to provide Purchaser, for guidance only, with a written twelve (12) month rolling forecast indicating Seller's estimate of anticipated production of Products at each production facility. The forecast shall be an estimate only and neither party shall have any liability to the other with respect thereto. The forecast shall be used by Purchaser to facilitate its planning for its Products sales to its customers.

ARTICLE 5
ACCEPTANCE OF PRODUCT

        5.1  Acceptance of Products. In the event of any shortage, damage or discrepancy in or to a shipment of Products, Purchaser shall promptly report the same to Seller and furnish such written evidence or other documentation as Seller may deem appropriate. Seller shall not be liable for any such shortage, damage or discrepancy unless Seller has received notice and substantiating evidence thereof from Purchaser within thirty (30) days of arrival of the Products at Purchaser's shipping address. If the substantiating evidence delivered by Purchaser demonstrates that Seller is responsible for such shortage, damage or discrepancy, Seller shall promptly deliver additional or substitute Products to Purchaser in accordance with the delivery procedures set forth herein; provided that in no event shall Seller be liable for any additional costs, expenses or damages incurred by Purchaser directly or indirectly as a result of such shortage, damage or discrepancy in or to a shipment.

ARTICLE 6
LIMITED WARRANTY

        6.1  Limited Warranty. Seller warrants that Products sold hereunder shall be free from defects in material and workmanship and shall satisfy the specifications set forth on Schedule 1 hereto. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE INTENDED SOLELY FOR THE BENEFIT OF PURCHASER. ALL CLAIMS HEREUNDER SHALL BE MADE BY PURCHASER AND MAY NOT BE MADE BY PURCHASER'S CUSTOMERS. THE WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY SELLER, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        6.2  Claims. In the event of any claims of breach of warranty asserted by Purchaser, Purchaser will cause such claim to be transmitted to Seller, in the case of a claim first made by Purchaser, within thirty (30) days of arrival of the Products at Purchaser's shipping address, or, in the case of a claim first made by Purchaser's customer, within thirty (30) days of arrival of Product at the facility of Purchaser's customer. If any Products fail to meet the warranty set forth in this Article (other than as to title), Seller will at its option (i) replace the defective or non-conforming Products at no additional cost to Purchaser or its customer or, (ii) provided the defective or non-conforming Products are reasonably deemed usable by Purchaser or the customer, agree to a reasonable reduction of the purchase price. In the event of a breach of the warranty of title, Seller shall provide a cure reasonably satisfactory to Purchaser. This Section sets forth the exclusive remedies for claims based on defective or non-conforming Products. Warranty claims hereunder must be made promptly and in writing; must recite the nature and details of the claim, the date the cause of the claim was first observed and the lot number or other identifying number for the Products concerned.

ARTICLE 7
LIMITATION OF LIABILITY

        7.1  Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST OR PROSPECTIVE PROFITS, OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, IN RESPECT OF ANY THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

ARTICLE 8
TAXES

        8.1  Taxes. Any tax or other charge, other than income tax, upon the production, sale or shipment of Products imposed by federal, state, municipal or other governmental authorities shall be added to the price paid by Purchaser. Seller and Purchaser agree that sales or use taxes will not be collected where Purchaser is in possession of applicable resale certificates and any other documents required to exempt from sales tax the sales to Purchaser by Seller hereunder. Verification of same will be provided by Buyer to Seller upon reasonable request.

ARTICLE 9
TERM AND TERMINATION

        9.1  Term. This Agreement shall take effect the period commencing on the date of this Agreement and (unless earlier terminated as provided in this Agreement) continuing through September 30, 2011, and from year to year thereafter, unless either party shall give at least one year's prior written notice of its intent to terminate this Agreement as of or after September 30, 2011; provided that if either party shall give such one year's notice of intent to terminate, the other party may within 60 days thereafter exercise a right to extend the Term of the Agreement for an additional two (2) years beyond its then termination date by giving notice to the terminating party.

        9.2  Termination. Notwithstanding the provisions of Section 9.1 above, this Agreement, may be terminated in accordance with the following provisions:

  (a)
  Either party hereto may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, or go into liquidation or receivership, or otherwise lose legal control of its business; and

  (b)
  Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days of receipt of written notice thereof from the first party.

        9.3  Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

  (a)
  Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable;

  (b)
  Either party shall have the right, at its option, to cancel any or all accepted purchase orders which provide for delivery after the effective date of termination. Seller shall exercise its option under this subsection by notifying Purchaser in writing no later than thirty (30) days after the effective termination date.

ARTICLE 10
FORCE MAJEURE

        10.1 Definition. Force Majeure shall mean any event or condition, not reasonably within the control of the non-performing party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

        10.2 Notice. Upon giving written notice to the other party, a party affected by an event of Force Majeure shall be excused from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice shall include a description of the nature of the event of Force Majeure, and its cause and possible consequences. If Seller is partially prevented in performing under the Agreement by reason of Force Majeure, Seller will allocate production and deliveries of Products among all of its purchasers in the proportion that their purchases over the three months prior to the occurrence of the Force Majeure bear to each other. The party claiming Force Majeure shall promptly notify the other party of the termination of such event.

        10.3 Confirmation. The party invoking Force Majeure shall provide to the other party periodic confirmation of the continuing existence of the circumstances constituting Force Majeure. Such evidence may consist of a statement or certificate of an appropriate governmental department or agency where available, or a statement describing in detail the facts claimed to constitute Force Majeure.

        10.4 Mutual Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

        10.5 Termination. Should the period of Force Majeure continue for more than six (6) consecutive months, either party may terminate this Agreement without liability to the other party, except for payments due to such date, upon giving written notice to the other party; provided that Seller may not terminate this Agreement if Seller's failure to perform by reason of such Force Majeure is waived by Purchaser.

ARTICLE 11
ARBITRATION

        11.1 Arbitration of Disputes. Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration in Indianapolis, Indiana, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement, as modified by this Agreement, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted by a sole arbitrator. If within thirty (30) days after receipt of a party of a proposal made by the other party for selection of an arbitrator, the parties have not reached agreement on the choice of an arbitrator, the sole arbitrator shall be appointed by the in accordance the Commercial Arbitration Rules. The arbitrator shall divide all costs (including fees and costs of counsel) incurred in conducting the arbitration in the final award in accordance with what such arbitrator deems just and equitable under the circumstances.

ARTICLE 12
MISCELLANEOUS

        12.1 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party; provided, however, Seller shall be entitled to assign any or all of its rights and obligations hereunder to any of its subsidiaries, provided that Seller shall remain fully liable for the performance of all its obligations hereunder; and further provided that a successor in interest by merger, by operation of law, assignment, purchase or otherwise of all or substantially all of the assets of the carbon and/or creosote business of either party shall acquire all rights and obligations of such party hereunder. Any prohibited assignment shall be null and void.

        12.2 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if personally delivered or if given by registered or certified air mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as first above written or at such other addresses as the respective parties may designate by like notice from time to time. Notices so given shall be effective upon (a) receipt by the party to which notice is given, or (b) on three (3) days following the date such notice was posted, whichever occurs first.

        12.3 Entire Agreement. This Agreement, including Schedules 1 - 2, attached hereto and incorporated as an integral part of this Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between Seller and Purchaser, including but not limited to that certain Creosote Supply Agreement dated June 26, 1998 by and between AlliedSignal, Inc., as seller, and Purchaser, which agreement was assigned to Seller by AlliedSignal, Inc., as well as all proposals, oral or written, and all negotiations, conversations or discussions heretofore had between the parties related to this Agreement. Purchaser acknowledges that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained herein.

        12.4 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by written amendment signed by the parties hereto.

        12.5 Severability. In the event that any of the terms of this Agreement are in conflict with any rule or law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

        12.6 Counterparts. This Agreement shall be executed in counterparts, and each such counterpart shall be deemed an original hereof.

        12.7 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Indiana, U.S.A.

        12.8 Headings. The headings used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        12.9 Third Party Beneficiaries. No third parties shall be beneficiaries of any provision of this Agreement or of any right conferred on any party hereto.

        12.10Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

        12.11Compliance with Laws. Each party represents and warrants that it will comply with all applicable federal, state or local laws and regulations pertaining to its respective obligations under this Agreement

        IN WITNESS WHEREOF, The parties have caused this Agreement to be executed on the date first above written.

Seller:
REILLY INDUSTRIES, INC.
By:	/s/ JOHN C. CRAUN John C. Craun Vice President
Purchaser:
KMG-BERNUTH, INC
By:	/s/ DAVID L. HATCHER David L. Hatcher President

SCHEDULE 1

Products Specifications

See attachments for Products specifications.

AMERICAN WOOD-PRESERVERS' ASSOCIATION
STANDARD

(This Standard is under the jurisdiction of AWPA Committee P-2)

P2-90

STANDARD FOR CREOSOTE SOLUTIONS

1.
The material shall be a pure coal tar product derived entirely from tar produced by the carbonization of bituminous coal. It may either be a coal tar distillate or a solution of coal tar in coal tar distillate.
2.
The new material and the material in use in treating operations shall conform to the following detailed requirements.

		New Material		Material in Use
		Not Less Than	Not More Than	Not Less Than	Not More Than
2.1	Water, % by Volume	—	1.5	—	3.0
2.2	Matter Insoluble in Xylene, % by wt.	—	3.5	—	4.5
2.3	Coke Residue, % by wt.	—	9.0	—	10.0
2.4	Specific Gravity at 38°C Compared to water at 15.5°C:
	2.41 Whole Creosote	1.080	1.130	1.080	1.130
	2.42 Fraction 235-315°C	1.025	—	1.025	—
	2.43 Fraction 315-355°C	1.085	—	1.085	—
2.5	Distillation: The distillate, % by wt. on a water free basis, shall be within the following limits:
	2.51 Up to 210°C	—	5	—	5
	2.52 Up to 235°C	—	25	—	25
	2.53 Up to 315°C	32	—	32	—
	2.54 Up to 355°C	52	—	52	—
3.0	Tests to establish conformance with the foregoing requirements shall be made in accordance with the standard methods of the American Wood-Preservers' Association. (See Standard A1)

Proceedings: 1917, 1918, 1921, 1923, 1933, 1935, 1936, 1941, 1942, 1947, 1953, 1954, 1957, 1958, 1968, 1985, 1989.

AMERICAN WOOD-PRESERVERS' ASSOCIATION
STANDARD

(This Standard is under the jurisdiction of AWPA Committee P-2)

P1/P13-91

STANDARD FOR COAL TAR CREOSOTE FOR LAND AND, FRESH
WATER AND MARINE (COASTAL WATER) USE

1.
The creosote shall be a distillate derived entirely from tar produced by the carbonization of bituminous coal.

2.
The new material and the material in use in treating solutions shall conform to the following detailed requirements.

		New Material		Material in Use
		Not Less Than	Not More Than	Not Less Than	Not More Than
2.1	Water, % by Volume	—	1.5	—	3.0
2.2	Matter Insoluble in Xylene, % by wt.	—	0.5	—	1.5
2.3	Specific Gravity at 38°C Compared to water at 15.5°C:
	2.31 Whole Creosote	1.070	—	1.070	—
	2.32 Fraction 235-315°C	1.028	—	1.028	—
	2.33 Fraction 315-355°C	1.100	—	1.100	—
2.5	Distillation: The distillate, % by wt. on a water free basis, shall be within the following limits:
	Up to 210°C	—	2.0	—	2.0
	Up to 235°C	—	12.0	—	12.0
	Up to 270°C	10	40	10	40
	Up to 315°C	40	65	40	65
	Up to 355°C	65	77	65	77
3.0	Tests to establish conformance with the foregoing requirements shall be made in accordance with the standard methods of the American Wood-Preservers' Association. (See Standard A1)

SCHEDULE 2

Products Quantity and Price Terms

        A.    Seller agrees to sell and Purchaser agrees to purchase Seller's entire output of Products (including output of Products produced by third parties under tolling agreements), except [***]. Notwithstanding the above, Purchaser shall not be obligated to, but may at its discretion, purchase more than [***] million gallons of Products in any calendar year.

        B.    For each calendar year that this Agreement is in effect, the Seller will provide Purchaser, on or before September 30, an estimate of the quantity of Products to be sold by Seller and purchased by Purchaser in the upcoming calendar year and the delivery locations for the same ("Estimated Annual Quantity"). For the calendar year 2002, the Estimated Annual Quantity is [***] million gallons of Products. For calendar year 2002, the delivery locations and quantities for Products shall be as follows:[***]

        C.    [***]

        D.    The purchase price for Products to be purchased under this Agreement for calendar year 2002 shall be [***] per gallon. For each calendar year thereafter, the purchase price shall be established as provided in Paragraph E, below. [***]

        E.    The purchase price shall be renegotiated in good faith by the parties for each calendar year beginning with calendar 2003; provided that the purchase price shall not increase or decrease more than [***] over the prior year. The parties agree to meet one or more times beginning during August of each year and complete negotiations on or before September 30. If the parties have not reached a mutual agreement on or before September 30 as to purchase price, [***]

        F.    If for a period of 3 consecutive months during the Term either (i) the cost of coal tar paid by Seller exceeds the purchase price payable by Purchaser for Products, or (ii) Purchaser's net back price at Seller's delivery locations on sales to Purchaser's customers is less than the purchase price payable by Purchaser for Products, in either case for the comparable period, then Seller and Purchaser shall promptly meet and attempt in good faith to reach a mutually agreeable adjustment of the purchase price for Products and a period of effect for such adjustment. If after 30 days the parties are unable to agree on an adjustment of the purchase price, [***]

[*** = Material omitted subject to a request for confidential treatment.]

QuickLinks

SALES AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 PRODUCTS QUANTITY
ARTICLE 3 PRICE AND PAYMENT
ARTICLE 4 PURCHASE ORDERS AND DELIVERY
ARTICLE 5 ACCEPTANCE OF PRODUCT
ARTICLE 6 LIMITED WARRANTY
ARTICLE 7 LIMITATION OF LIABILITY
ARTICLE 8 TAXES
ARTICLE 9 TERM AND TERMINATION
ARTICLE 10 FORCE MAJEURE
ARTICLE 11 ARBITRATION
ARTICLE 12 MISCELLANEOUS
SCHEDULE 1 Products Specifications
AMERICAN WOOD-PRESERVERS' ASSOCIATION STANDARD
AMERICAN WOOD-PRESERVERS' ASSOCIATION STANDARD
SCHEDULE 2 Products Quantity and Price Terms